Exhibit 99.1

XēDAR Corporation, issues earnings estimate

[August 13, 2007, 8 a.m.]

ENGLEWOOD, CO-- (Business Wire) --- August 13, 2007 --- XēDAR Corporation (OTCBB: XDRC - News) (“XēDAR”), a provider of complex data management and security solutions, today announced that it expects to report the following items in its forthcoming second quarter 10-QSB report: (1) second quarter 2007 net revenue of $2,777,000, up from $1,601,000 in the second quarter of 2006 and net revenue of $4,303,000 and $3,311,000 for the six months ended June 30, 2007 and June 30, 2006, respectively; (2) net loss for the second quarter 2007 of $503,000, compared to a net loss of $80,000 in the second quarter 2006; net loss of $1,856,000 and $204,000 for the six months engded June 30, 2007 and June 30, 2006, respectively; and (3) basic and diluted net loss per common share of $.02 and $0.02, respectively, in the second quarter 2007, as compared to basic and diluted net loss per common share of $0.01 and $0.01 in the second quarter 2006; and basic and diluted net loss per common share of $0.09 and $0.09, respectively for the six months ended June 30, 2007; and basic and diluted net loss per common share of $0.02 and $0.02, respectively for the six months ended June 30, 2006.

About XēDAR Corporation

XēDAR Corporation provides systems analysis services to the federal government, as well as geospatial databases to many of the world’s largest oil companies and the federal government.  Its solutions play a key role in the successful operations of a broad spectrum of commercial and government organizations. XēDAR’s primary focus is on the technology and the solutions to manage and ensure the security of complex data and processes.  XēDAR operates from offices in Colorado, Maryland, New Mexico, and Virginia.

Forward-Looking Statements

The statements included in this news release, other than statements of historical fact, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” or “believe.” These forward-looking statements, which are subject to risks, uncertainties, and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward looking statements, including, but not limited to: (1) integration of operations as we acquire companies and (2) our ability to win additional government business based on the expertise of the combined companies. In particular, you should consider the risks outlined under the heading "Risk Factors" in our most recent Annual Report on Form 10-KSB. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not rely upon forward-looking statements as predictions of future events. These forward-looking statements apply only as of the date of this news release; as such, they should not be unduly relied upon as circumstances change. Except as required by law, we are not obligated, and we undertake no obligation, to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this release or those that might reflect the occurrence of unanticipated events.

Capital Group Communications, Inc. (“CGC”)
Mark Bernhard or Abigail Bruce
Direct 415.332.7200
xedar@capitalgc.com
www.capitalgc.com